EXHIBIT 99.1
                          ------------

Date:     January 26, 2004
Contact:  Mendo Akdag, CEO
Phone:    (954) 979-5995
Fax:      (954) 971-0544

PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES THIRD QUARTER
FINANCIAL RESULTS - SALES OF $17.2 MILLION / NET INCOME OF $1.2
MILLION

Pompano Beach, Florida, January 26, 2004 - PetMed Express, Inc. (NASDAQ-NM: PETS) today announced results for the quarter ended December 31, 2003. Net sales were $17.2 million, compared to $11.1 million for the three months ended December 31, 2002, an increase of 55%. Net income was $1.2 million, or $.05 diluted per share, for the quarter, compared to net income of $435,000 or $.02 diluted per share, for the same quarter a year ago, an increase of 182%. Net sales for the nine months ended December 31, 2003 were $72.5 million, compared to $40.1 million for the nine months ended December 31, 2002, an increase of 81%. Net income was $4.5 million, or $.19 diluted per share, for the nine month period, compared to net income of $1.5 million or $.07 diluted per share, for the same period a year ago, an increase of 190%.

Mendo Akdag, CEO, commented: "We are very pleased with our third quarter results during our off season, in particular our strong customer reorder sales and continued profitability for the quarter. Our reorder sales increased 90%, from $6.0 million to $11.4 million for the three months ended December 31, 2002 and 2003, respectively. We also reported new customer growth of approximately 82,000 customers for the quarter."

The majority of the Company's product sales are affected by the seasons, due to the seasonality of mainly heartworm and flea and tick medications. The third quarter is considered the Company's off season, and the first and second quarters encompass its peak season. Industry seasonality trends, according to Fountain Agricounsel LLC, Management Consultants to Agribusiness, are
divided into percentage of industry sales by quarter.   For the
quarters ended March 31, June 30, September 30, and December 31 industry sales are approximately 19%, 37%, 28%, and 16%, respectively.

On January 21, 2004 the Company announced that its application to list its common stock on the NASDAQ National Market was approved, with trading on NASDAQ beginning on Friday, January 23, 2004 under the symbol "PETS." Prior to the move to the NASDAQ National Market, PetMed Express shares had been traded on the over-the-counter bulletin board.

On Monday, February 9, 2004 at 5 p.m. Eastern Standard Time, Mr.
Akdag, CEO, will host a conference call to review the third quarter financial results of fiscal 2004. The associated quarterly filing will be issued before the market opens on February 9, 2004.

To access the call, which is open to the public, call (888) 790-1641 (toll free) 15 minutes prior to the scheduled start time. Callers will be required to supply EARNINGS as the passcode. Callers will be placed on hold with music until the call begins.

For those unable to participate in the live event, the call will be available for replay from 8 p.m. on February 9, 2004 until February 24, 2004 at 11:59 p.m. To access the replay, call (800)
294-0988 (toll free), and enter passcode 5500.

Founded in 1996, PetMed Express is America's largest pet pharmacy, delivering prescription and non-prescription pet medications and health and nutritional supplements for dogs and cats at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800PetMeds.com.

This press release may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risk and uncertainties, including the Company's ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such "forward-looking" statements are set forth in Management's Discussion and Analysis or Plan of Operations in the PetMed Express Annual Report on Form 10-KSB for the year ended March 31, 2003 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

For investment relations contact PetMed Express, Inc., Pompano
Beach, Mendo Akdag, CEO, 954-979-5995.


                               ###

                         99.1 page 1 - 2

               PETMED EXPRESS, INC. AND SUBSIDIARIES
                      FINANCIAL HIGHLIGHTS
           CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                           (UNAUDITED)

                                        Three Months Ended          Nine Months Ended
                                            December 31,               December 31,
                                   --------------------------   -------------------------
                                       2003          2002          2003          2002
                                   -----------   -----------    -----------   -----------
Sales                             $ 17,169,571  $ 11,050,124   $ 72,526,362  $ 40,110,581
Cost of sales                       10,119,515     6,341,577     43,448,019    22,939,240
                                   -----------   -----------    -----------   -----------
Gross profit                         7,050,056     4,708,547     29,078,343    17,171,341

Operating expenses:
  General and administrative         2,318,094     1,801,081      8,057,719     5,858,693
  Advertising                        2,618,149     2,116,258     13,571,119     8,755,679
  Depreciation and amortization        137,705        97,939        397,105       264,711
                                   -----------   -----------    -----------   -----------
Total operating expenses             5,073,948     4,015,278     22,025,943    14,879,083
                                   -----------   -----------    -----------   -----------

Income from operations               1,976,108       693,269      7,052,400     2,292,258
                                   -----------   -----------    -----------   -----------

Other income (expense):
  Gain on disposal of property
    and equipment                         -           15,000           -           15,000
  Interest expense                      (4,213)       (8,876)        (8,420)      (18,916)
  Interest income                        2,085           505          8,939         6,462
  Other, net                                90         1,247          1,076         4,534
                                   -----------   -----------    -----------   -----------
Total other income (expense)            (2,038)        7,876          1,595         7,080
                                   -----------   -----------    -----------   -----------

Income before provision for
  income taxes                       1,974,070       701,145      7,053,995     2,299,338

Provision for income taxes             750,146       266,435      2,579,299       757,412
                                   -----------   -----------    -----------   -----------

Net income                        $  1,223,924  $    434,710   $  4,474,696  $  1,541,926
                                   ===========   ===========    ===========   ===========
Net income per common share:
   Basic                          $       0.06  $       0.03   $       0.23          0.09
                                   ===========   ===========    ===========   ===========
   Diluted                        $       0.05  $       0.02   $       0.19          0.07
                                   ===========   ===========    ===========   ===========

Weighted average number of
  common shares outstanding:
   Basic                            19,631,732    17,658,010     19,339,370    17,142,763
                                   ===========   ===========    ===========   ===========
   Diluted                          23,739,336    21,662,154     23,333,622    20,999,411
                                   ===========   ===========    ===========   ===========


                  BALANCE SHEET DATA

                                   December 31,    March 31,
                                       2003          2003
                                   ------------   ----------
                                    (Unaudited)
Working capital                   $  9,370,534   $ 3,017,641
Total assets                        16,672,257     9,025,796
Total liabilities                    4,925,376     3,433,108
Total shareholders' equity          11,746,881     5,592,688




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